Exhibit 99.1

J. Steven Roush, CPA Appointed to STAAR Surgical Board of Directors

MONROVIA, CA, April 21, 2015 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye, today announced that its Board of Directors has appointed J. Steven Roush, CPA to the Company’s Board. This appointment brings the total number of members on STAAR’s Board to seven.

Mr. Roush brings an important combination of financial regulatory and reporting agencies expertise, largely gained over a 39 year tenure as a Partner at PricewaterhouseCoopers, prior to his retirement in 2007. He is currently a member of the Board and Chairman of the Audit Committee for Summit Healthcare REIT, an organization with a portfolio of 17 healthcare facilities.

“Steven Roush has a significant background in and is knowledgeable about the ophthalmic, diagnostics and medical device industry through his work as a Partner and SEC Reviewing Partner for PWC for clients such as Advanced Medical Optics (AMO) and Edwards Lifesciences. His combination of financial accounting, SEC regulatory and industry knowledge will be invaluable. We look forward to welcoming Steve to the Board” said Mark Logan, Chairman of the Board of STAAR Surgical.

During his lengthy career at PricewaterhouseCoopers, Mr. Roush served as an office managing partner; a Securities and Exchange Commission Partner for over 20 years; and as a Risk Management Partner for five years in addition to his direct client responsibilities. Mr. Roush was also Chairman of the Budget Review Committee, member of the Corporate Operations Coordinating Committee and member for six years of the Audit Committee for the National American Heart Association. Currently, Mr. Roush is also a Board Member of Air Touch Communications and WE Hall Company. Mr. Roush received his Bachelor of Science in Accounting from Drake University. He also holds an advanced Professional Directors Certification from the American College of Corporate Directors.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery system therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” More than 500,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

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Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: the potential future performance of the company or prospects for achieving such potential future performance or growth; and statements regarding expectations for future successplans or strategies for growth or financial performance, and . You are cautioned not to place undue reliance on these forward-looking statements, which reflect the company’s analysis only as of the date of this press release. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2015, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Brian Moore, 310-579-6199	Rob Swadosh, 212-850-6021
Doug Sherk, 415-652-9100

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